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                                                                    Exhibit 10.1

October 16, 2000


Charles Jepson
Vice President, Business Development
eGain Communications Corporation
Sunnyvale, CA 94086

Dear Chuck:

     I am extremely pleased to offer you the position of Senior Vice President of North American Field Operations with eGain Communications Corporation (the "Company"). The terms of your employment with the Company are set forth below.

     1.   Position.
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     (a)  You will become the Senior Vice President of North American Field
Operations with the Company, working out of eGain's offices in Sunnyvale, California. You will report to me. Your start date will be October 23, 2000.

     (b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, unless the Company expressly agrees otherwise. You are not permitted to engage in any business activity that competes with the Company's business.

     2.   Compensation.  You will be paid an annual salary of $250,000.00
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($10,416.67 per month, payable semi-monthly), less regular payroll deductions, which covers all hours worked. Your salary will be reviewed annually as part of the Company's normal salary review process. In addition, you will be eligible to receive an annual bonus of $175,000.00 based upon the achievement of goals and objectives to be agreed upon by you and the Company, and upon the achievement of quotas at plan as agreed upon by you and the Company. Determination of the
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extent to which the bonus has been attained will be in the discretion of the
Compensation Committee of the Board of Directors, provided that, for the quarter ending December 31, 2000, your quarterly bonus shall not be less than $20,000.

     In satisfaction of the commitments set forth in paragraph 2 of the letter agreement between you and the Company dated March 15, 2000 ("March 15 Agreement") (see copy attached), the Company will also make one time payments to you of $ 83,333 on November 1, 2000 and December 1, 2000.

     Additionally, in recognition of the fact that your employment will, from time to time, require you to be travelling for extended periods, the Company agrees to reimburse you (upon submission of original receipts) for reasonable actual personal expenses (spousal travel and pet care) incurred due to work-related trips lasting 5 days or longer. Finally, if you are still employed by the Company in the position set forth above on October 23, 2001, the Company
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agrees to pay off the remaining lease obligations on the 1997 BMW automobile you are currently using and transfer title and ownership of the automobile to you.

     3.   Stock Options.  Subject to the approval of the Board of Directors of
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the Company, you will be granted an option to purchase 50,000 shares of Common
Stock at an exercise price equal to the fair market value of the Company's Common Stock at the date of grant, which shall become vested and exercisable one year from October 23, 2000. Should the Company terminate your employment for any reason other than for Cause (as defined on Exhibit A, attached) prior to October 23, 2001, a prorated share of these 50,000 options corresponding to the actual time you worked as Senior Vice President of North American Field Operations shall vest upon the date of your termination. Should you leave eGain voluntarily prior to the first anniversary of your tenure in this position, this option grant will be forfeited. The specific terms of the option will be set forth in an option agreement to be issued pursuant to the Company's 1998 Stock Plan, which agreement will provide that the option must be exercised within 180 days of the last day of your employment by the Company.

     4.   Benefits. You will be eligible for paid vacation, sick leave and
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holidays according to Company policy. Paid vacation will be governed by the former Inference plan until December 31, 2000, and thereafter by the new eGain paid vacation policy to be implemented before that date. The Company will provide you with standard medical and dental insurance benefits in accordance with Company policy. These benefits may change from time to time. You will be covered by workers' compensation insurance and State Disability Insurance, as required by state law.

     5.   Proprietary Information Agreement. You will be required to sign and
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abide by the terms of the Company's standard proprietary information agreement, which is incorporated into this agreement by reference. You will also represent and warrant to the Company that the performance of your duties will not violate any agreements with or trade secrets of any other person or entity.

     6.   Term of Employment. You agree that your employment with the Company is
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"at-will." In other words, either you or the Company can terminate your employment at any time for any reason, with or without Cause and with or without notice (subject to the provisions above concerning payment of severance benefits).

     7.   Dispute Resolution Procedure. You and the Company (the "parties")
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agree that any dispute arising out of or related to your employment shall be resolved by binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy, or where section (g) below specifically allows a different remedy.

     (a) The complainant shall provide the other party with a written statement of the claim identifying any supporting witnesses or documents and the requested relief.

     (b) The respondent shall furnish a statement of the relief, if any, that it is willing to provide, and identify supporting witnesses or documents. If the matter is not resolved, the parties shall submit the dispute to nonbinding mediation, paid for by the Company, before a mediator to be selected by the parties.

     (c) If the matter is not resolved through mediation, the parties agree that the dispute shall be resolved by binding arbitration. If the parties are unable to jointly select an arbitrator, they
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will obtain a list of arbitrators from the Federal Mediation and Conciliation
Service and select an arbitrator by striking names from that list.

     (d) The arbitrator shall have the authority to determine whether the conduct complained of in section (a) of this section violates the complainant's rights and, if so, to grant any relief authorized by law; subject to the exclusions of section (g) below. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of any employment agreement between the parties, or change any lawful policy or benefit plan.

     (e) eGain shall bear the costs of the arbitration if you prevail. If eGain prevails, you will pay half the cost of the arbitration or $500, whichever is less. Each party shall pay its own attorneys fees, unless the arbitrator orders otherwise pursuant to applicable law.

     (f) Arbitration shall be the exclusive final remedy for any dispute between the parties, such as disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the complainant has not complied with the preliminary steps provided for in sections (a) and (b) above.

     (g) The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement, so long as the arbitrator's findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; however, either party may bring an action in a court of competent jurisdiction related to matters involving the Company's confidential, proprietary or trade secret information, or related to inventions that you may claim to have developed prior to joining eGain or after joining eGain, pursuant to California Labor Code Section 2870 ("Invention Disputes"). The parties further agree that for Invention Disputes that the parties have elected to submit to arbitration, each party retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

     8.   Integrated Agreement. With the exception of the commitments set forth
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in Paragraph 3 and the first sentence of Paragraph 6 of the March 15 Agreement, which shall remain binding and in effect notwithstanding this Agreement, this Agreement supersedes any prior agreements (including the March 15 Agreement), representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. This Agreement constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This agreement cannot be changed unless in writing, signed by you and another officer of the Company.

     9.   Severability. If any term of this Agreement is held to be invalid,
          ------------
void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

     Chuck, as you know, we are very excited about the ongoing contribution you can make to the future success of eGain, and we look forward to working with you in this new capacity. In order to confirm your agreement with and acceptance of these terms, please sign a copy of this
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letter and return it to me. If there is any matter in this letter that you wish to discuss further, please do not hesitate to call me.

Sincerely,


/s/ Gunjan Sinha                               10/16/00
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Gunjan Sinha                                 Date
President


 ................................................................................
I accept eGain's offer under the terms expressed in this letter. I understand that this is not an employment contract for any fixed period, and that, subject to the provisions of this letter agreement, either party may end the employment relationship at any time for any reason.



/s/ Charles Jepson                             10/16/00
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Charles Jepson                               Date
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                                  APPENDIX A

                                  DEFINITIONS

     "Cause" for termination will exist at any time after the happening of one
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     or more of the following events: (i) employee's willful misconduct or gross negligence in performance of employee's duties hereunder, including employee's refusal to comply in any material respect with the legal directives of the Company's Board of Directors, President or Chief
     Executive Officer, so long as such directives are not inconsistent with employee's position and duties, and such refusal to comply is not remedied within ten (10) working days after the written notice from the Company, which written notice shall state that failure to remedy such conduct may result in termination for Cause; (ii) dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company or is materially detrimental to the reputation of the Company, including conviction of a felony; or (iii) employee's material breach of any element of the Company's Proprietary Information and Intellectual Property Agreement, including without limitation, employee's misappropriation of the Company's proprietary information.